UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 20, 2012 (December 14, 2012)

Date of report (Date of earliest event reported)

FIRST PLACE FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	0-25049	34-1880130
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

185 E. Market Street, Warren, OH 44481

(Address of principal executive offices)

(330) 373-1221

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As previously disclosed, on October 26, 2012, First Place Financial Corp., a Delaware Corporation (the “Company”) and Talmer Bancorp, Inc., a Michigan corporation (the “Purchaser”) entered into an Asset Purchase Agreement (the “Purchase Agreement”). Pursuant to the terms and subject to the conditions set forth in the Purchase Agreement, the Purchaser agreed to purchase all of the issued and outstanding shares of common stock (the “Acquired Stock”) of the Company’s wholly-owned subsidiary, First Place Bank, a federally chartered stock savings association (the “Bank”), and certain other assets held in the name of the Company but used in the business of the Bank (together with Acquired Stock, the “Acquired Assets”), for a cash purchase price of $45 million. As contemplated by the Purchase Agreement, the Company filed a voluntary petition (the “Bankruptcy Filing”) under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) on October 29, 2012.

In connection with the bankruptcy proceeding, the Company and the Purchaser submitted an Amended and Restated Asset Purchase Agreement (the “Amended Purchase Agreement”) for approval by the Bankruptcy Court. On December 14, 2012, the Bankruptcy Court entered an order (the “Sale Order”) approving and authorizing the Company to enter into the Amended Purchase Agreement, dated as December 14, 2012, by and among the Company and the Purchaser, concerning Purchaser’s proposed acquisition of the Bank.

The Amended Purchase Agreement revised the terms of the Purchase Agreement to include, among other things, increased consideration in the form of one of two options: (1) the assumption of $60 million in subordinated notes (the “Assumed Securities”) issued to First Place Capital Trust, First Place Capital Trust II and First Place Capital Trust III (the “Trust Preferred Issuers”) and immediate retirement of $45 million of those Assumed Securities, with $15 million continuing to be serviced, or (2) if regulatory approval cannot be obtained for the previous option, assumption of $55 million in Assumed Securities, followed by the satisfaction and retirement of $55 million in Assumed Securities. In exchange for the increased consideration, the Purchaser receives 100% of the Company’s ownership of First Place Holdings, Inc., 100% of the Company’s common securities issued by the Trust Preferred Issuers, certain tax assets, and all cash and cash equivalents held by the Company. Pursuant to the Amended Purchase Agreement, the Purchaser also agrees to pay the allowed professional fees, up to $2.75 million, for the official committee of the holders of the Assumed Securities, as well as the Company’s allowed professional fees.

The foregoing summary of the Amended Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amended Purchase Agreement attached as Exhibit 10.1, which is incorporated herein by reference. The Amended Purchase Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company or the Bank. In particular, the assertions embodied in the representations and warranties contained in the Amended Purchase Agreement are qualified by information in confidential disclosure schedules provided by the Company and the Bank in connection with the signing of the Amended Purchase Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Amended Purchase Agreement. Moreover, certain representations and warranties in the Amended Purchase Agreement were used for the purpose of allocating risk between the Company, the Bank and the Purchaser, rather than establishing matters of fact. Accordingly, the representations and warranties in the Amended Purchase Agreement may not constitute the actual state of facts about the Company, the Bank and the Purchaser.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1 Amended and Restated Asset Purchase Agreement, dated as of December 14, 2012, by and between the Company and Talmer Bancorp., Inc.

99.1 Order of the Bankruptcy Court.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST PLACE FINANCIAL CORP.

Date: December 20, 2012	By:	/s/ David W. Gifford
David W. Gifford
Chief Financial Officer

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